UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2024

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37509	47-3913221
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

15455 Dallas Parkway, Suite 550 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DSKE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2024, the compensation committee (the “Compensation Committee”) of the board of directors of Daseke, Inc. (the “Company” or “Daseke”) adopted the Daseke, Inc. Executive Change in Control and Severance Plan (the “Executive Severance Plan”) as contemplated by that certain Agreement and Plan of Merger, dated as of December 22, 2023 (the “Merger Agreement”), by and between TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent”), Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent, and the Company. The Executive Severance Plan provides severance payments upon a qualifying termination to the Company’s four executive officers, each of whom the Compensation Committee has designated as an Eligible Executive for purposes of the Executive Severance Plan as follows: (i) Jonathan Shepko as a Tier 1 Executive and (ii) Aaron Coley, Scott Hoppe, and Soumit Roy as Tier 2 Executives. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Executive Severance Plan.

Upon the termination of an Eligible Executive’s employment due to an Involuntary Termination (as defined below) that occurs outside of a Change in Control Protection Period and so long as the Eligible Executive satisfies the Release Requirement (as defined below), the Eligible Executive will be entitled to receive (i) a cash severance payment equal to the product of (A) 2.0 (for a Tier 1 Executive) or 1.5 (for a Tier 2 Executive) and (B) the Eligible Executive’s Base Salary, payable over the 24 months (for a Tier 1 Executive) or 18 months (for a Tier 2 Executive) following such Involuntary Termination, (ii) a pro-rated portion of the Eligible Executive’s annual bonus for the calendar year in which such Involuntary Termination occurs, determined based on actual performance and payable at the same time the Company pays its annual bonuses generally, and (iii) an amount equal to the product of (A) 24 (for a Tier 1 Executive) or 18 (for a Tier 2 Executive) and (B) the monthly amount of the Company’s contribution to the premiums for the Eligible Executive’s group health plan coverage (including coverage for the Eligible Executive’s spouse and eligible dependents) under the Company’s group health plans as in effect immediately prior to the Eligible Executive’s Date of Termination (the “Monthly COBRA Amount”), payable in a lump sum within 60 days after such Involuntary Termination. For purposes of the Executive Severance Plan, an “Involuntary Termination” means the termination of an Eligible Executive’s employment by the Company or any of its subsidiaries without cause. Outstanding equity incentive awards held by the Eligible Executive would be treated in accordance with the terms and conditions of the applicable award agreement and, as applicable, the Equity Incentive Plan.

Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined below) that occurs during a Change of Control Protection Period and so long as the Eligible Executive satisfies the Release Requirement, the Eligible Executive will be entitled to receive a cash severance payment equal to the sum of the following amounts, payable in a lump sum no later than 10 days after the Eligible Executive’s Release becomes effective and irrevocable: (i) an amount equal to the product of (A) 2.5 (for a Tier 1 Executive) or 1.5 (for a Tier 2 Executive) and (B) the sum of the Eligible Executive’s (1) Base Salary and (2) Target Annual Bonus, (ii) a pro-rated portion of the Eligible Executive’s Target Annual Bonus, and (iii) an amount equal to the product of (A) 24 (for a Tier 1 Executive) or 18 (for a Tier 2 Executive) and (B) the Monthly COBRA Amount. For purposes of the Executive Severance Plan, a “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) due to an Involuntary Termination or (ii) due to any other separation from the Company Group other than for Cause (which includes any resignation by the Eligible Executive, whether for Good Reason or without Good Reason). Outstanding equity incentive awards held by the Eligible Executive would be treated in accordance with the terms and conditions of the applicable award agreement and, as applicable, the Equity Incentive Plan as though the Eligible Executive experienced an “Involuntary Termination” under, and as defined in, the Equity Incentive Plan.

Severance payments under the Executive Severance Plan to an Eligible Executive are conditioned on the Eligible Executive’s execution and non-revocation of the Release, which includes a general release of claims (the “Release Requirement”). The Executive Severance Plan supersedes the severance entitlements set forth in the Eligible Executives’ employment agreements. If the payments or benefits payable under the Executive Severance Plan would be subject to the parachute payment excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, then those payments or benefits will be reduced (but not below zero) if such reduction would result in a better net after-tax position for the Eligible Executive.

This summary of the Executive Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Executive Severance Plan and form of Participation Agreement thereunder filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Daseke, Inc. Executive Change in Control and Severance Plan.
10.2	Form of Daseke, Inc. Executive Change in Control and Severance Plan Participation Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Important Additional Information and Where to Find It

This Current Report on Form 8-K is being made in connection with the merger contemplated by the Merger Agreement (the “Merger”). In connection with the Merger, Daseke plans to file a proxy statement and certain other documents regarding the Merger with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement (if and when available) will be mailed to the common stockholders of Daseke. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER THAT WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Daseke with the SEC at the SEC’s website at www.sec.gov, at Daseke’s website at investor.daseke.com/Home or by sending a written request to Daseke’s Investor Relations department at investors@daseke.com.

Participants in the Solicitation

Daseke and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Daseke’s common stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in such solicitation will be set forth in the definitive proxy statement to be filed with the SEC in connection with the Merger (if and when they become available). Information regarding Daseke’s directors and certain executive officers, including a description of their direct interests, by security holdings or otherwise, is also contained in Daseke’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 27, 2023. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the date on which the 2023 annual meeting proxy statement was filed, such information has been or will be reflected on Form 3s and 4s filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DASEKE, INC.

Date: February 6, 2024	By:	/s/ Soumit Roy
	Name:	Soumit Roy
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

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